Exhibit 5.1

Email jwilson@applebyglobal.com
C&J Energy Services Ltd.
Crown House, Second Floor	Direct Dial +1 441 298-3559
4 Par-la-Ville Rd.	Tel +1 441 295 2244
Hamilton HM08, Bermuda	Fax +1 441 292 8666

Your Ref

Appleby Ref 139181.0005/JW

4 June 2015

Dear Sirs
C&J Energy Services Ltd. (Company)
Bermuda Office Appleby (Bermuda) Limited Canon’s Court 22 Victoria Street PO Box HM 1179 Hamilton HM EX Bermuda Tel +1 441 295 2244 Fax +1 441 292 8666 applebyglobal.com

We have acted as legal counsel in Bermuda as to the Company and this opinion as to Bermuda law is addressed to you in connection with a registration statement on Form S-8 filed with the United States Securities And Exchange Commission (Commission) on 4 June 2015 (Registration Statement) relating to the registration, under the United States Securities Act of 1933, as amended (Securities Act) of 4,010,645 common shares of par value USD0.01 each (Shares) which may be issued under the C&J Energy Services 2015 Long-Term Incentive Plan (2015 Plan) and which consists of (a) 3,646,041 additional common shares reserved and available for issuance in connection with awards under the 2015 Plan, and (b) 364,604 common shares in respect of shares originally related to awards granted under the 2015 Plan that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of additional common shares and that again become available for awards under the 2015 Plan in accordance with the 2015 Plan’s terms and conditions.

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (Documents) together with such other documentation as we have considered requisite to this opinion. Unless otherwise defined herein, capitalised terms have the meanings assigned to them in the Registration Statement or in the Schedule hereto.

ASSUMPTIONS
In stating our opinion we have assumed:
1.

the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original documents of all Documents and other such documentation submitted to us as certified, conformed, notarised, faxed or photostatic copies;

Appleby (Bermuda) Limited (the Legal Practice) is a limited liability company incorporated in Bermuda and approved and recognised under the Bermuda Bar (Professional Companies) Rules 2009. “Partner” is a title referring to a director, shareholder or an employee of the Legal Practice. A list of such persons can be obtained from your relationship partner.

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2.	that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

3.	the genuineness of all signatures on the Documents;

4.	the authority, capacity and power of each of the persons signing the Documents (other than the Company, its directors and its officers);

5.	that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

6.	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the execution or delivery of the 2015 Plan or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the 2015 Plan is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

7.	that the records which were the subject of the Company Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date and time of the Company Search been materially altered;

8.	that the records which were the subject of the Litigation Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date and time of the Litigation Search been materially altered;

9.	that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions passed by the Shareholders in a meeting which was duly convened and at which a duly constituted quorum was present and voting throughout and adopted by all the Directors of the Company as unanimous written resolutions of the Board and that there is no matter affecting the authority of the Directors to take the actions specified in the Resolutions and in accordance with the 2015 Plan, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

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10.	that, when the Directors adopted the Resolutions, each discharged his fiduciary duties to the Company and acted honestly and in good faith with a view to the best interest of the Company;

11.	that the Company has filed the Registration Statement in good faith for the purposes of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the activities contemplated by the Registration Statement and the 2015 Plan would benefit the Company.
OPINION

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

1.	The Company is an exempted company incorporated with limited liability and existing under the laws of Bermuda. The Company possesses the capacity to sue and be sued in its own name and is in good standing under the laws of Bermuda.

2.	When issued in accordance with the 2015 Plan, the Shares will be validly issued, fully paid and non-assessable shares in the Company.
RESERVATIONS

We have the following reservations:

1.	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.

2.	Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

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3.	Searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book at the Registry of the Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:

	3.1	details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the Registry of the Supreme Court would have or should have been disclosed on the public file, the Causes Book or the Judgment Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book or Judgment Book;

	3.2	details of matters which should have been lodged for filing or registration at the Registrar of Companies or the Registry of the Supreme Court but have not been lodged for filing or registration at the date the search is concluded;

	3.3	whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

	3.4	whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

	3.5	whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Act.

Furthermore, in the absence of a statutorily defined system for the registration of charges created by companies incorporated outside Bermuda (overseas companies) over their assets located in Bermuda, it is not possible to determine definitively from searches of the Register of Charges maintained by the Registrar of Companies in respect of such overseas companies what charges have been registered over any of their assets located in Bermuda or whether any one charge has priority over any other charge over such assets.

4.	In order to issue this opinion we have carried out the Company Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date and time of such search.

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5.	In order to issue this opinion we have carried out the Litigation Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date and time of such search.

6.	In opinion paragraph 1 above, the term good standing means that the Company has received a Certificate of Compliance from the Registrar of Companies.

7.	Any reference in this opinion to shares being “non-assessable” shall mean, in relation to fully-paid shares of the company and subject to any contrary provision in any agreement in writing between such company and the holder of shares, that: no shareholder shall be obliged to contribute further amounts to the capital of the company, either in order to complete payment for their shares, to satisfy claims of creditors of the company, or otherwise; and no shareholder shall be bound by an alternation of the Memorandum of Association or Bye-laws of the company after the date on which the he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the company.
DISCLOSURE

This opinion is addressed to you in connection with the filing of this opinion as an exhibit to the Registration Statement. We consent to the inclusion of this opinion as an exhibit to the Registration Statement but it is not to be made available, or relied on by any other person or entity, or for any other purpose, nor quoted or referred to in any public document nor filed with any governmental agency or person (other than the Commission in connection with the Registration Statement), without our prior written consent except as may be required by law or regulatory authority. As Bermuda attorneys we are not qualified to opine on matters of law of any jurisdiction other than Bermuda and accordingly we do not admit to being an expert within the meaning of the Securities Act. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

/s/ Appleby (Bermuda) Limited

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SCHEDULE

1.	The entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search conducted on 4 June 2014 at 9:05 a.m. (Bermuda Time)(Company Search).

2.	The entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search conducted on 4 June 2014 at 8:30 a.m. (Bermuda Time) (Litigation Search).

3.	Certified copies of the Certificate of Incorporation, Memorandum of Association and Bye-Laws adopted by the Company (collectively referred to as the Constitutional Documents).

4.	Certified excerpt of the Minutes of the Meeting of the Shareholders of the Company held on 4 June 2015 and unanimous written resolutions of the Board of Directors of the Company effective 24 March 2015 (Resolutions).

5.	A Certified copy of the Register of Shareholders in respect of the Company.

6.	A Certificate of Compliance, dated 4 June 2015 issued by the Registrar of Companies in respect of the Company.

7.	A PDF copy of the Registration Statement.

8.	A PDF copy of the 2015 Plan.

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